Exhibit 99.1
news release
TENNECO TO CLOSE COZAD, NEBRASKA MANUFACTURING PLANT
Lake Forest, Illinois, September 22, 2009 — Tenneco Inc. (NYSE:TEN) announced today it will close its original equipment (OE) ride control plant in Cozad, Nebraska as the company continues to restructure its operations globally.
“We sincerely regret the impact this action will have on our employees at Cozad,” said Gregg Sherrill, chairman and CEO, Tenneco. “However, we now feel that industry conditions have stabilized enough for us to move forward on our original plans to consolidate our ride control capacity in the United States, which we need to do in order to strengthen our long-term competitiveness in this critically important market.”
Tenneco currently employs 460 hourly and 40 salaried workers at the plant. The company expects to begin transferring current customer business to other ride control operations later this year, including Hartwell, Ga., Paragould, Ark., and Celaya, Mexico. Tenneco expects to complete the closure in the fourth quarter 2010. Impacted employees will receive transitional assistance.
The company had originally announced plans to close one of its OE ride control plants in the United States as part of its global restructuring announcement in October 2008, but postponed this action in January 2009 in order to preserve cash during the height of the global economic crisis.
Tenneco estimates the closing will generate $8 million in annualized cost savings once completed, incremental savings to the $58 million restructuring program announced in October 2008. The company expects to record up to $20 million in restructuring and restructuring related charges — approximately $14 million in cash. The company will record $11 million of these charges in the third quarter 2009, and the remainder in subsequent quarters through third quarter 2010.
Tenneco is a $5.9 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite® Elastomer brand names.
This press release contains forward-looking statements. Words such as “expects,” “will,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward- looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the overall highly competitive nature of the automotive parts industry; (ii) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices; (iii) the company’s continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (iv) downturns in the global financial
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markets and the credit industry; (v) workforce factors such as strikes or labor interruptions; and (vi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these and other risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2008.
Contacts:
Jane Ostrander
Investor and media inquiries
847 482-5607
jostrander@tenneco.com
Jim Spangler
Media inquiries
847 224-4813
jspangler@tenneco.com
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